UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event): July 16, 2024

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-14310

Delaware	41-1838504
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

551 Madison Ave Suite 800 New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 220-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	Not applicable	None

Item 1.01 Entry into a Material Definitive Agreement.

On July 16, 2024 (the “Closing Date”), GlassBridge Enterprises, Inc. (the “Company”) entered into a loan transaction with Alex Spiro (“Spiro”), the Chairman of the Board of Directors of the Company. The Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which Spiro agreed to lend the Company $10,000,000 in exchange for the issuance of (i) a promissory note in the maximum principal amount of up to $10,000,000 (the “Promissory Note”), (ii) a common stock purchase warrant (the “Warrant”) to purchase 126 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company and (iii) 125 Series 1 restricted stock units (the “Series 1 RSUs”). As a result of the related party nature of the transaction, the Board of Directors convened a special committee of the Board of Directors to negotiate the terms of the transaction. The special committee approved the transaction. Details of the transaction are as set forth below.

On July 18, 2024, the Company borrowed $10,000,000 under the terms of the Promissory Note.

Securities Purchase Agreement

Pursuant to the terms of the Purchase Agreement, the Company issued and sold to Spiro and Spiro purchased the Promissory Note, Warrant and 125 Series 1 RSUs for a purchase price of up to $10,000,200.

The Purchase Agreement contains customary representations and warranties, including with respect to the Company representations as to: (i) Organization, (ii) Authority, (iii) No Conflict, (iv) Consents and Approvals, (v) Capital Structure, (vi) Subsidiaries, (vii) SEC Reports; Financial Statements; Absence of Undisclosed Liabilities, (viii) Compliance, (ix) Permits, (x) Taxes, (xi) No Litigation, (xii) Title to and Sufficiency of Assets, (xiii) Contracts, (xiv) Labor Matters, (xv) Benefit Plans, (xvi) No Brokers, (xvii) Transactions with Related Parties, (xviii) Books and Records; Controls and Procedures; (xix) Insurance, and (xx) solvency. The Purchase Agreement also contained certain representations from Spiro as to: (i) Authority, (ii) Governmental Approvals, (iii) Investment Representations, and (iv) Brokers.

Subject to the terms and conditions set forth in the Purchase Agreement, (i) the Company agreed to indemnify Spiro for (a) any inaccuracy in or breach of any representation and warranty of the Company contained in the Purchase Agreement or any Transaction Document (as defined in the Purchase Agreement) to which the Company is a party; and (b) any breach by the Company of, or failure by the Company to perform, any of its covenants or obligations contained in the Purchase Agreement or any Transaction Document to which the Company is a party; and (ii) Spiro agreed to indemnify the Company for (a) any inaccuracy in or breach of any representation and warranty of Spiro contained in the Purchase Agreement or any Transaction Document to which Spiro is a party; and (b) any breach by Spiro of, or failure by Spiro to perform, any of its covenants or obligations contained in the Purchase Agreement or any Transaction Document to which Spiro is a party.

Any right to indemnification shall not apply to any Losses (as defined in the Purchase Agreement) until the aggregate amount of all such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), after which such indemnification obligations shall apply to all the aggregate Losses and not just amounts in excess of the Basket. The maximum aggregate amount of Losses payable in respect of indemnification by the Company as a result of a breach of a representation or warranty shall equal the product of (i) fifteen percent (15%) multiplied by (ii) the Purchase Price plus 100% of the amount of any consideration actually paid to the Company to exercise the Warrant. The maximum aggregate amount of Losses payable in respect of indemnification by Spiro shall be Two Million Dollars ($2,000,000).

Promissory Note

Pursuant to the terms of the Promissory Note, Spiro agreed to make Advances to the Company from time to time in an aggregate amount which shall not exceed $10,000,000 at any time. The Company may borrow, repay and re-borrow such Advances.

Interest on the unpaid principal balance of Advances shall bear interest at a rate equal to 9.25% per annum. The Default Rate is 12.25%. Interest is paid in arrears and due and payable monthly on the last day of each month, which interest shall accrue (and not be paid current); provided, any such unpaid amount of interest shall be paid in kind as PIK Interest.

All sums due under the Promissory Note are due on July 16, 2025; provided that the Company has the ability to extend the maturity date of the Promissory Note until January 16, 2026 so long as no Event of Default has occurred and is continuing. The Company has the right to prepay the Promissory Note at any time without premium or penalty.

The obligation of Spiro to make any Advances under the Promissory Note is subject to the fulfillment of certain conditions. In addition, the Promissory Note includes certain affirmative covenants including: (i) provision of notice of certain defaults, (ii) maintenance of properties, (iii) preservation of existence, (iv) inspection rights, (v) maintenance of insurance, (vi) payment of taxes, (vii) compliance with Applicable Laws, and (viii) further assurances. The Promissory Note also contains certain negative covenants including: (i) certain restrictions against incurring additional Indebtedness, (ii) the creation of new Liens subject to certain exceptions, (iii) engaging in certain fundamental changes with respect to the Company including dissolution; (iv) taking certain actions which could impair the assets of the Company, (v) becoming a person on the OFAC list, (vi) use of the proceeds only for working capital and general corporate purposes.

Events of Default under the Promissory Note are as follows: (i) failure to pay any amounts when due, subject to certain notice and cure periods, (ii) a breach by any Loan Party of any covenant under the Promissory Note, subject to a notice and cure period, (iii) a breach by any Loan Party of any representation or warranty, subject to a notice and cure period, (iv) a voluntary bankruptcy or insolvency proceedings with respect to any Loan Party, (v) involuntary bankruptcy or insolvency proceedings with respect to any Loan Party, (vi) entry into a judgment against any Loan party in excess of $250,000 or $1,000,000 in the aggregate, subject to a stay period, (vii) invalidity of the Loan Documents, (viii) the occurrence of a Change in Control if Tacora has not consented thereto, or (ix) the occurrence of an Event of Default under the Term Loan Agreement if Tacora has exercised its remedies thereto

Capitalized terms not defined in this Section have the meanings ascribed to them in the Promissory Note.

The Promissory Note is jointly and severally guaranteed by certain subsidiaries of the Company.

Common Stock Purchase Warrant

The Company issued a Warrant for 126 shares of Common Stock of the Company to Spiro for a purchase price of $100.00. The exercise price per share of Common Stock under the Warrant is $164.95 per share. The Warrant may be exercised at any time prior to June 16, 2029.

Restricted Stock Unit Agreement

On the Closing Date, Spiro also purchased 125 Series 1 RSUs for the sum of $100.00 pursuant to the Series 1 Restricted Stock Unit Agreement. Beginning on the third anniversary of the Closing Date, Spiro has the right to surrender the Series 1 RSUs to the Company for a cash payment in an amount equal to the product of (i) then fair market value of a share of the Common Stock minus $164.95 (the estimated fair market value of a share of the Common Stock on the Closing Date) multiplied by (ii) the number of Series 1 RSUs then being surrendered to the Company. Neither the Company nor Spiro possess the right to deliver or demand that the Series 1 RSUs be settled in Common Stock. The Series 1 RSUs do not provide Spiro with voting rights or rights to dividend equivalent payments.

Indemnification Agreements

On the Closing Date, the Company entered into a new Indemnification Agreement with Spiro pursuant to which it agreed to indemnify Spiro for actions taken in his capacity as a director of the Company.

In addition, on July 22, 2024, the Company entered into new Indemnification Agreements with Daniel Strauss, the Chief Executive Officer and a director of the Company, and Robert Torricelli, a director of the Company, to indemnify them for actions taken as directors and officers of the Company.

The Indemnification Agreements are substantially similar to those previously entered into with other directors of the Company.

The Purchase Agreement, Promissory Note, Warrant, Series 1 Restricted Stock Unit Agreement, the Indemnification Agreement with Spiro, the Indemnification Agreement with Daniel Strauss, and the Indemnification Agreement with Robert Torricelli have been filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, and 10.7 to this Current Report on Form 8-K. This summary description of these agreements does not purport to be complete and is qualified in its entirety by reference to these agreements, which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1†	Securities Purchase Agreement by and between GlassBridge Enterprises, Inc. and Alex Spiro, dated July 16, 2024

10.2	Promissory Note dated July 16, 2024 by GlassBridge Enterprises, Inc. in favor of Alex Spiro

10.3	Common Stock Purchase Warrant, dated July 16, 2024, by and between GlassBridge Enterprises, Inc. and Alex Spiro

10.4	Series 1 Restricted Stock Unit Agreement, dated as of July 16, 2024, by and between GlassBridge Enterprises, Inc. and Alex Spiro

10.5	Indemnification Agreement dated as of July 16, 2023 by and between GlassBridge Enterprises, Inc. and Alex Spiro

10.6	Indemnification Agreement dated as of July 22, 2023 by and between GlassBridge Enterprises, Inc. and Daniel Strauss

10.7	Indemnification Agreement dated as of July 22, 2023 by and between GlassBridge Enterprises, Inc. and Robert Torricelli

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Exhibits and schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2024

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer